Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-141653

NEW YORK RESIDENTIAL, INC.

Prospectus Supplement No. 1 Dated February 5, 2009
To Prospectus Dated November 10, 2008

This Prospectus Supplement No. 1, dated February 5, 2009 (the “Prospectus Supplement”), should be read in conjunction with the prospectus, dated November 10, 2008 (the “Prospectus”), relating to the public offering, on a best-efforts basis, of units of securities of New York Residential, Inc., a Delaware corporation, as described in the Prospectus, at an offering price of $1.00 per unit. Each unit consists of (i) one share of our common stock; and (ii) one warrant.  Each warrant entitles the holder to purchase one share of our common stock at a price of $0.75. Each warrant will become exercisable on the later of our completion of our initial property acquisition (as described in the Prospectus) and November 10, 2009, and will expire on November 10, 2012, or earlier upon redemption.

The first sentence on the cover page of the Prospectus is hereby amended and replaced with the following sentence for purposes of extending the offering period: Commencing on the date of this prospectus and ending on May 11, 2009, we are offering for sale, on a best-efforts basis the units of securities of New York Residential, Inc., a Delaware corporation, as described herein at an offering price of $1.00 per unit.

There is presently no public market for our units, common stock or warrants. We have applied for quotation of the units offered hereby on the OTC Bulletin Board. Assuming the units are accepted for quotation, we anticipate that our common stock and the warrants will be quoted on the OTC Bulletin Board as soon as practicable after they are able to be traded separately. We plan for the common stock and warrants to be separately tradable.  However, we cannot be certain that they will be accepted for quotation.  We expect that these securities will be separately tradable commencing the 90th day following the date of this Prospectus Supplement or on such date thereafter as they are approved for quotation, unless the board of directors approves an earlier date.

This Prospectus Supplement adds to and updates the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 5, 2009